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                                                                  EXHIBIT 10(o)






September 25, 1995



Mr. Robert C. Ballou
17223 Maple Hill Drive
Northville, Michigan  48167

Dear  Bob:

We are pleased to confirm our confidential offer to you for the newly created position of Group Vice President, Precision Machined Products. This position will have total profit and loss responsibility for the precision machining divisions of Newcor, including at the present time Rochester Gear, Eonic and Blackhawk Engineering. The position will report directly to the president and chief executive officer of Newcor, Inc.

The compensation package for this position is as follows:

o        Base compensation paid bi-weekly at the rate of $135,000 per year.

o Participation in the Newcor Management Incentive Plan beginning with fiscal year 1996. Your targeted earnings under this plan would be 50% of base earnings. Actual payouts can be higher or lower, however, based upon a combination of your individual performance and the performance of the company. For fiscal year 1996 only, your payout will be guaranteed at a minimum of the 50% target level.

o        A one-time signing bonus of $15,000, payable after 30 days of service.

o The use of a corporate leased automobile in accordance with the Company Automobile Policy (executive level--see attached). All insurance and operating costs will be paid by the company, and you will be charged $50.00 per month for personal use.

o Medical and dental insurance for you and your eligible dependents as described in the Newcor Flex brochures, effective after 30 days of service (copy attached).

o Basic life insurance of two times your annual salary with A.D.&D. equal to your basic coverage after a 30 day eligibility requirement. You may also purchase optional life and A.D.&D. up to an additional 3x base salary through the Flex Plan.



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Mr. Robert C. Ballou
September 25, 1995
Page Two


o Disability income protection that provides up to 13 weeks full pay and 66 2/3% of base pay to age 65 in the event of permanent disability.

o The normal paid holidays recognized by Newcor, currently numbering 13 per year.

o Eligibility for four weeks' vacation in recognition of the organizational level of your position.

o Participation in the Newcor, Inc. Retirement Plan after one year of service. The monthly pension benefit is based on 1.1% of average monthly earnings multiplied by the period of benefit service.

o Participation in the Newcor Savings Program after three months of service. The savings program permits you to voluntarily defer up to 15% of base earnings (subject to IRS maximums) into a qualified 401(k) investment program.

o In the event of termination by the company for reasons other than "cause," you will receive a continuation of salary and benefits for a minimum of six months from the date of termination notification. "Cause" shall mean dishonesty, willful misconduct, gross negligence or insubordination.


Bob, we appreciate your consideration of this offer, and we look forward to your becoming a part of the Newcor team. Acceptance of this offer does not imply a continued employment contract. Any employee may voluntarily leave employment upon proper notice and may be terminated by the employer at any time and for any or no reason and with or without cause. Further, any benefits outlined herein may be changed at the discretion of the company. This agreement supersedes any prior conversations and agreements regarding your employment and represents the entire agreement between the parties. Any oral or written statements or promises to the contrary are hereby disavowed and should not be relied upon.

I am looking forward to working with you.


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Mr. Robert C. Ballou
September 25, 1995
Page Three



Please acknowledge acceptance of this offer by signing in the space provided below and returning one copy. Should you have any questions, please feel free to contact me.


Sincerely,

NEWCOR, INC.                             Accepted: /s/ Robert C. Ballou
                                                   ----------------------------
                                                       Robert C. Ballou
                                         Date: 9/27/95
/s/ W. John Weinhardt
---------------------
W. John Weinhardt
President and Chief Executive Officer